SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                               FORM 8-K


                           CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


                         July 25, 1997
                         Date of Report
                  (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
           (Exact name of registrant as specified in its charter)


    Oklahoma                           1-8140                   48-0222760
 (State or other juris-             (Commission                (IRS Employer
diction of incorporation)           File Number)               Identification)

                      6301 Waterford Boulevard, Box 26647
                        Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                                 (405)840-7200
                        Registrant's telephone number,
                              including area code

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Item 5. Other events.

On July 25, 1997 the company closed an $850 million Senior Secured Credit Facility, sold $500 million of privately placed Senior Subordinated Notes and called for redemption all $200 million of its Floating Rate Senior Notes due 2001. Proceeds from the Senior Subordinated Notes plus initial borrowings under the new bank credit facility were used to repay all outstanding bank debt (which totaled approximately $550 million) and will be used to redeem the company's Floating Rate Senior Notes on September 15, 1997.

The $500 million of Senior Subordinated Notes were priced and sold as follows:

       - $250 million 10 1/2% Senior Subordinated Notes due December 1, 2004 were sold at 99.419 percent of par for a yield to maturity of 10.61 percent. The first permissible call date is June 1, 2001.

       - $250 million 10 5/8% Senior Subordinated Notes due July 31, 2007 were sold at 99.361 percent of par for a yield to maturity of 10.73 percent. The first permissible call date is July 31, 2002.


Twenty-three banks made commitments in the new credit facility, which consists of a six year $600 million revolving credit facility and a seven year $250 million amortizing term loan. The Chase Manhattan Bank serves as the administrative agent; BancAmerica Securities, Inc. serves as the syndication agent; and Societe Generale serves as the documentation agent. This new bank credit facility replaces the company's prior bank facility which was implemented in July 1994 to finance the Scrivner acquisition.

The recapitalization program resulted in an extraordinary after-tax charge of $13.3 million, or $.35 per share, in the company's second quarter ending July 12, 1997. Most of the charge represents a non-cash write-off of unamortized financing costs related to the debt that was prepaid.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FLEMING COMPANIES, INC.


                                     KEVIN J. TWOMEY
                                     Kevin J. Twomey
                                     Vice President - Controller

Date: July 31, 1997